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Exhibit 2.1

                 SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT


         SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Second Amendment") dated as of April 4, 2003 between PREIT ASSOCIATES, L.P. et al, (collectively, "Sellers") and MPM ACQUISITION CORP. ("Purchaser").

                                   Background
                                   ----------

         Sellers and Purchaser have executed a Purchase and Sale Agreement dated as of March 3, 2003 (the "Original Purchase Agreement") with respect to the purchase and sale of Sellers' multifamily apartment portfolio. Sellers and Purchaser executed a First Amendment to Purchase and Sale Agreement (the "First Amendment") dated as of March 3, 2003 modifying the Original Purchase Agreement to allow Purchaser additional time to obtain debt and equity commitments to permit it to consummate the transactions contemplated by the Original Purchase Agreement.

         Pursuant to Section 4 of the First Amendment, Purchaser has exercised its right to terminate the Agreement and has forfeited Three Million Dollars ($3,000,000) to Sellers as liquidated damages on account thereof. Purchaser has requested Sellers to reinstate and to further amend the Agreement, and Sellers have agreed to do so upon the terms and conditions set forth herein.

         The term "Agreement" as used herein and in the Original Purchase Agreement shall mean the Original Purchase Agreement as amended by the First Amendment and by this Second Amendment. Other terms which are capitalized herein, but not defined, shall have their respective meanings set forth in the Original Purchase Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Partial Forfeiture of Deposit. Purchaser acknowledges that it has forfeited Three Million Dollars ($3,000,000) of the Deposit by reason of the termination of the Agreement. Such sum shall be non-refundable by Sellers whether or not the transactions contemplated by the Agreement close and regardless of the reason therefor. Upon the delivery of a photocopy of an executed copy of this Second Amendment to the Title Company, the Title Company shall be, and hereby is, authorized by Sellers and Purchaser to wire transfer said $3,000,000.00 to Sellers in accordance with Sellers' wire transfer instructions unless the Title Company has already done so by reason of Sellers notice.

2. Reinstatement of Agreement. Upon execution of this Second Amendment and the payment of the Additional Deposit in the amount of Five Million Dollars ($5,000,000) by Purchaser, the Agreement shall be reinstated except that Purchaser shall have no further right to terminate the Agreement pursuant to
Section 4 of the First Amendment. If Closing occurs under the Agreement, Purchaser shall be entitled to receive credit against the Purchase Price for the $3,000,000 forfeited by Purchaser by reason of its termination of the Agreement


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pursuant to Section 4 of the First Amendment. If Purchaser fails to make the
Additional Deposit by 2:30 p.m. local time on the date this Second Amendment is executed and delivered by the parties hereto, if executed before 2:30 p.m. on a business day, otherwise on the next following business day, this Second Amendment shall be of no force and effect and the Agreement shall not be reinstated.

3. Seller's Termination Option Waived. Sellers hereby waive Sellers' right to terminate the Agreement pursuant to Section 5 of the First Amendment.

4. GMAC Funding. A new Section 8(e) is added to the Agreement, as follows:

         "(e) Notwithstanding anything to the contrary contained in this Agreement, it shall be a condition to Purchaser's obligation under this Agreement to proceed to Closing that GMAC shall have advanced first mortgage and mezzanine financing to Purchaser or its designees, and shall have made an equity investment in Purchaser or its designees (collectively, the "GMAC Funding"), substantially in accordance with, and in the amounts described in, the commitment letters from GMAC dated April 3, 2003 and accepted by Purchaser, copies of which accepted commitment letters have been delivered to Sellers simultaneously with the execution of the Second Amendment (the "Commitments"), as such amounts may be adjusted for Properties and JV Interests which are dropped from the transactions contemplated hereby. Purchaser shall use good faith efforts to obtain and close the GMAC Funding, including agreeing to reasonable modifications of the express terms of the Commitments in the documents implementing the same so long as the same do not materially alter the economics of the Commitments. Purchaser shall keep Sellers fully informed as to the progress of obtaining the GMAC Funding, including, without limitation, reporting to Sellers material developments in the proposed transaction with GMAC. Sellers shall keep all such information confidential. If the GMAC Funding is not made on the dates Closing is required to be held under the Agreement (other than because of a default by Purchaser under the Commitments (it being understood that the inability of Purchaser to satisfy a condition outside of its control shall not be deemed a default by Purchaser)), then Purchaser may terminate the Agreement, in which case Three Million Dollars ($3,000,000) of the Deposit shall be paid to Sellers as liquidated and agreed upon damages for termination of the Agreement, it being agreed that Sellers' damages are impractical or extremely difficult to ascertain and such sum presents a reasonable estimate of the damages Sellers will incur for having removed the Properties and JV Interests from the market for such period, the remainder of the Deposit shall be returned to Purchaser and thereafter neither Sellers nor Purchaser shall have any further rights, liabilities or obligations under the Agreement, except for the Surviving Obligations."

5. Survey and Title. Purchaser's counsel has delivered a letter dated March 31, 2003 to Sellers regarding title and survey issues. Although Sellers will use good faith efforts to help Purchaser resolve such issues, Purchaser acknowledges that each of the Properties has been previously financed and Purchaser hereby waives all objections set forth in such letter and in any other communications subsequently delivered to Sellers regarding title or survey issues. Such waiver shall not affect Sellers' obligation to deliver title in accordance with Section 5(a) of the original Purchase Agreement. Sellers also acknowledge that GMAC has not approved title and Purchaser's waiver herein does not bind GMAC.

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6. Closing Date. Section 4(d) of the Original Purchase Agreement is hereby deleted and the following inserted in lieu thereof:

         "(d) Closing. The delivery of the Deeds and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19107-6996 at 10:00 A.M. on May 30, 2003; provided, however, that Purchaser may postpone the date for Closing upon not less than ten (10) days' prior notice to a date specified in such notice not later than June 13, 2003, in which case, the liquidated damage amount set forth in Section 8(e) of the Agreement (as added by Section 4 of this Second Amendment) shall be increased to $6,000,000; and provided further that Sellers, upon not less than ten (10) days prior notice, may postpone the date for Closing with respect to any Properties on which the mortgage debt is to be assumed and for which the Mortgagee's consent has not been obtained, to the date not later than July 31, 2003. Such date(s) of Closing each, a "Closing Date." Unless the context requires otherwise, references in the Agreement to the "Closing Date" shall be deemed to refer to the Closing Date for the appropriate JV Interest or Property."

7. Remedies. Section 15(b) of the Original Purchase Agreement is hereby amended by deleting the liquidated damage amount of $15,000,000 and by inserting the sum of $9,000,000 in lieu thereof; provided, however, if Purchaser extends the Closing Date beyond May 30, 2003 pursuant to Section 4(d) of the Agreement (as amended by Section 6 of this Second Amendment), the liquidated damage amount shall be increased to $12,000,000.

8. Announcement. Upon the execution hereof, Purchaser and Sellers shall each issue a press release to the effect that GMAC has issued debt and equity commitments to Purchaser in the full amount necessary to close the transactions contemplated by the Agreement, and Purchaser has accepted such commitments, and containing such other provisions and statements from Purchaser and Sellers as shall be appropriate. Prior to the issuance of any press release by either Sellers or Purchaser, a copy thereof shall be given to GMAC for review and comment, and the reasonable comments of GMAC will be taken into account.

9. Filing of Agreement. The parties acknowledge that this Second Amendment may be filed with the Securities and Exchange Commission.

10. Escrow Provisions. Section 18(d)(ii) of the Original Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

         "(d)(ii) to PREIT, after receipt of PREIT's demand in which PREIT certifies either that (A) Purchaser has materially defaulted under this Agreement, or (B) this Agreement has been otherwise terminated or cancelled, and Sellers are thereby entitled to receive the Deposit; but, except as set forth below, Title Company shall not honor PREIT's demand until more than ten (10) days after Title Company has given a copy of such demand to Purchaser in accordance with Section 18(e)(i), nor thereafter if Title Company receives a Notice of Objection from Purchaser within such ten (10) day period; provided, however, Purchaser shall not have the right to give a Notice of Objection with respect to the forfeiture of $3,000,000 (or $6,000,000 if Purchaser extends the Closing Date beyond May 30, 2003 as above provided) if Purchaser terminates this Agreement pursuant to Section 4 of the Second Amendment. The Title Company shall honor PREIT's demand immediately in such event;"

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11. Joint Venture Properties. Sellers have received letters from the partners in the Joint Ventures for Countrywood Apartments and Will-O-Hill Apartments withholding their consent to the sale by Sellers of the partnership interests in such entities to Purchaser. Accordingly, Exhibit "A" is hereby amended to delete reference to such Properties.

12. Purchase Agreement Ratified. Except as amended or modified hereby, or inconsistent with the provisions hereof, the Agreement is hereby ratified and confirmed by Sellers and Purchaser. If any provision in the Original Purchase Agreement or the First Amendment conflicts or is inconsistent with a provision in this Second Amendment, the provision in this Second Amendment shall prevail.

13. Execution; Facsimile Signatures. This Second Amendment may be executed in counterparts, all of which when taken together shall constitute a single instrument. In addition, a facsimile of a party's signature shall be given the same force and effect as an original signature.

         IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the day and year set forth above.

                                      PURCHASER:

                                      MPM ACQUISITION CORP.

                                      By:  /s/ Mitchell Morgan
                                         --------------------------------------
                                      Name:    Mitchell Morgan
                                      Title:   President

                                      SELLERS:

                                      PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                                      PREIT ASSOCIATES, L.P.
                                      GP STONES LIMITED PARTNERSHIP
                                      EAGLES NEST ASSOCIATES
                                      NEW REGENCY HILLTOP ASSOCIATES, L.P.
                                      FOX RUN DEL ASSOCIATES
                                      REGENCY ASSOCIATES
                                      PR SHENANDOAH LIMITED PARTNERSHIP
                                      THE WOODS ASSOCIATES
                                      PR WILL-O-HILL, L.P.
                                      PR FOX RUN LIMITED PARTNERSHIP

                                      By:  /s/ Jonathan B. Weller
                                          -------------------------------------


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